Exhibit 33.1

Management’s Assertion on

Compliance with Regulation AB Criteria

Discover Bank (“Discover Bank” or the “Asserting Party”) is responsible for assessing its compliance, as of and for the year ended December 31, 2023 (the “Reporting Period”), with the servicing criteria applicable to it in connection with the Third Amended and Restated Pooling and Servicing Agreement, dated as of December 22, 2015, as amended, by and among Discover Bank, as Master Servicer and Servicer, Discover Funding LLC, as Transferor, and U.S. Bank Trust Company, National Association (as successor to U.S. Bank National Association), as Trustee, and the Amended and Restated Series Supplement for Series 2007-CC dated as of December 22, 2015, as amended, with respect to Discover Card Execution Note Trust. The Asserting Party used the criteria set forth in Item 1122(d) of Regulation AB, excluding the criteria set forth in Items 1122 (d)(1)(iii), (d)(1)(iv), (d)(2)(iii), (d)(2)(iv), (d)(2)(v), (d)(2)(vi), (d)(3)(iii), (d)(3)(iv), (d)(4)(i), (d)(4)(iv), (d)(4)(vi), (d)(4)(vii), (d)(4)(viii), (d)(4)(ix), (d)(4)(x), (d)(4)(xi), (d)(4)(xii), (d)(4)(xiii), (d)(4)(xiv), and (d)(4)(xv) of Regulation AB, which the Asserting Party has concluded are not applicable to the activities it performs with respect to the asset-backed securities transactions covered by this report (such applicable criteria, after giving effect to the exclusions identified above, the “Applicable Servicing Criteria”), to assess such compliance. The transactions covered by this report include all asset-backed securities transactions involving credit card receivables conducted by Discover Card Master Trust I and Discover Card Execution Note Trust that were registered with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, or were not required to be registered where the related asset-backed securities were outstanding during the Reporting Period (the “Platform”), as listed in Appendix A.

Discover Bank has assessed its compliance with the Applicable Servicing Criteria for the Reporting Period and has concluded that the Asserting Party has complied, in all material respects, with the Applicable Servicing Criteria for the Reporting Period with respect to the Platform taken as a whole.

Deloitte & Touche LLP, an independent registered public accounting firm, has issued an attestation report for the Platform on the assessment of compliance with the Applicable Servicing Criteria for the Reporting Period as set forth in this assertion.

Discover Bank,
Master Servicer and Servicer of Discover Card Master Trust I and Calculation Agent of Discover Card Execution Note Trust

By:	/s/ Patricia S. Hall

Patricia S. Hall,
Vice President, Chief Financial Officer and Assistant Treasurer

Date: March 18, 2024

Restricted

Appendix A

Series 2007-CC:

Class A (2008-C) DiscoverSeries Notes

Class A (2010-D) DiscoverSeries Notes

Class A (2011-A) DiscoverSeries Notes

Class A (2015-A) DiscoverSeries Notes

Class A (2017-4) DiscoverSeries Notes

Class A (2017-5) DiscoverSeries Notes

Class A (2018-1) DiscoverSeries Notes

Class A (2018-2) DiscoverSeries Notes

Class A (2018-6) DiscoverSeries Notes

Class A (2019-A) DiscoverSeries Notes

Class A (2021-1) DiscoverSeries Notes

Class A (2021-2) DiscoverSeries Notes

Class A (2022-1) DiscoverSeries Notes

Class A (2022-2) DiscoverSeries Notes

Class A (2022-3) DiscoverSeries Notes

Class A (2022-4) DiscoverSeries Notes

Class A (2023-1) DiscoverSeries Notes

Class A (2023-2) DiscoverSeries Notes

Class B (2020-2) DiscoverSeries Notes

Class B (2020-3) DiscoverSeries Notes

Class B (2020-4) DiscoverSeries Notes

Class B (2023-1) DiscoverSeries Notes

Class C (2020-3) DiscoverSeries Notes

Class C (2020-4) DiscoverSeries Notes

Class C (2020-5) DiscoverSeries Notes

Class C (2023-1) DiscoverSeries Notes

Class D (2009-1) DiscoverSeries Notes

Restricted